Exhibit 99.1

For Immediate Release:

FELCOR APPOINTS MARK D. ROZELLS TO THE BOARD OF DIRECTORS

IRVING, Texas...April 01, 2008 — FelCor Lodging Trust Incorporated (NYSE: FCH) today announced that it has appointed Mark D. Rozells to its Board of Directors.

Mr. Rozells brings over 20 years of broad investment, finance, strategy and management experience to FelCor’s board. Mr. Rozells is currently the President of Inversiones Latinoamericanas S.A. (“INLASA”), a private real estate investment and development company that he founded in 2007. Prior to founding INLASA, he served as Managing Director of Procinea Management LLC, a privately-held start-up investment firm. From 2000 to 2005, Mr. Rozells held senior management roles with Liberty Media Corporation, serving as President and Chief Executive Officer of DMX Music, Inc., a leading provider of music and in-store entertainment services to commercial customers including the lodging industry, and as Executive Vice President and Chief Financial Officer of Liberty Digital, Inc., a publicly-held media and music content production and distribution company.

Prior to Liberty Media Corporation, Mr. Rozells developed his extensive real estate and hospitality experience at some of the most highly-respected companies. During a ten-year period, he served as Senior Vice President, Finance and Treasurer of Starwood Hotels & Resorts Worldwide, Inc., and held senior treasury and finance roles with The Walt Disney Company. He is a graduate of Yale College with a degree in Economics.

“Mark is a great fit for our board. His financial and real estate expertise and leadership skills are a great addition to our already strong board," said Richard A. Smith, FelCor's President and CEO. “I have known Mark for ten years, since our time at Starwood, and we are very fortunate to have him join our team. As we continue to improve the quality of our portfolio through future asset sales and acquisitions, I have no doubt that he will add value to FelCor.

Mr. Rozells will stand for election by the Shareholders at FelCor's 2008 annual meeting. He fills the vacancy created by the departure of David C. Kloeppel. “For the past three years, Dave has been a highly valuable member of FelCor’s Board of Directors. I appreciate his service to the company and I wish him well,” continued Mr. Smith.

FelCor, a real estate investment trust, is the nation’s largest owner of upper upscale, all-suite hotels. FelCor’s portfolio is comprised of 85 consolidated hotels and resorts, located in 23 states and Canada. FelCor’s portfolio consists mostly of upper upscale hotels, which are flagged under global brands such as Embassy Suites Hotels®, Doubletree®, Hilton®, Renaissance®, Sheraton®, Westin® and Holiday Inn®. Additional information can be found on the Company’s Web site at www.felcor.com.

Contact:

Stephen A. Schafer, Vice President of Strategic Planning & Investor Relations,

(972) 444-4912	sschafer@felcor.com

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